TEMPUR SEALY REPORTS THIRD QUARTER 2018 RESULTS
- Tempur-Pedic Mattress Units Grew 29% in North America
- Direct Sales Increased 29%, Net Sales Increased 2.5%

LEXINGTON, KY, November 1, 2018 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the third quarter ended September 30, 2018. The Company also updated its financial guidance for the full year 2018.

THIRD QUARTER 2018 FINANCIAL SUMMARY(1)

•
Total net sales increased 2.5% to $729.5 million as compared to $711.5 million in the third quarter of 2017. On a constant currency basis(2), total net sales increased 3.4%, with an increase of 3.0% in the North America business segment and an increase of 4.9% in the International business segment.

•
Gross margin under U.S. generally accepted accounting principles ("GAAP") was 41.1% as compared to 43.1% in the third quarter of 2017. Gross margin in the third quarter of 2018 included $4.9 million of restructuring charges and $3.7 million of supply chain transition costs. Adjusted gross margin(2) was 42.3% as compared to 43.3% in the third quarter of 2017.

•
GAAP operating income decreased 12.9% to $84.7 million as compared to $97.3 million in the third quarter of 2017. Operating income in the third quarter of 2018 included $9.4 million of restructuring charges and $3.7 million of supply chain transition costs. Adjusted operating income(2) decreased 2.5% to $97.8 million as compared to $100.3 million in the third quarter of 2017.

•
GAAP net income decreased 5.2% to $42.3 million as compared to $44.6 million in the third quarter of 2017. Adjusted net income(2) increased 0.9% to $56.1 million as compared to $55.6 million in the third quarter of 2017.

•
Earnings before interest, tax, depreciation and amortization ("EBITDA")(2) decreased 1.5% to $112.7 million as compared to $114.4 million for the third quarter of 2017. Adjusted EBITDA(2) decreased 1.3% to $127.7 million as compared to $129.4 million in the third quarter of 2017.

•
GAAP earnings per diluted share ("EPS") decreased 4.9% to $0.77 as compared to $0.81 in the third quarter of 2017. Adjusted EPS(2) increased 1.0% to $1.02 as compared to $1.01 in the third quarter of 2017.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	% Constant Currency Change(2)
	September 30, 2018	September 30, 2017
Net sales	$729.5	$711.5	2.5%	3.4%
EBITDA (2)	112.7	114.4	(1.5)%	1.4%
Adjusted EBITDA (2)	127.7	129.4	(1.3)%	1.2%
EPS	0.77	0.81	(4.9)%	—%
Adjusted EPS (2)	1.02	1.01	1.0%	5.0%

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, "Our recent Tempur-Pedic and Sealy Hybrid product introductions have been the best-received in the company’s history, and have gained significant share in the marketplace.  Tempur-Pedic mattress units accelerated during the quarter, with growth of 29% in North America.  In North America, we are currently rolling out our higher-end Tempur LuxeAdapt product, and in early 2019 our Breeze products will be launched, rounding out our completely new line of Tempur-Pedic mattresses. The team is confident that the combination of these innovative new products, our expanding direct to consumer business, and our ongoing productivity initiatives will continue to enhance our world wide competitive position."

(1) All amounts presented for 2017 reflect reclassifications to previously reported amounts to adjust for discontinued operations.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 2.6% to $595.8 million as compared to $580.6 million in the third quarter of 2017. On a constant currency basis(2), North America net sales increased 3.0% as compared to the third quarter of 2017. GAAP gross margin was 38.5% as compared to 41.1% in the third quarter of 2017. GAAP operating margin was 13.7% as compared to 17.2% in the third quarter of 2017.

North America net sales through the wholesale channel increased $6.3 million to $553.6 million. North America net sales through the direct channel increased $8.9 million, or 26.7%, to $42.2 million, as compared to the third quarter of 2017, driven primarily by growth from expanded retail stores.

North America adjusted gross margin(2) declined 130 basis points as compared to the third quarter of 2017. The decline was driven primarily by commodity cost inflation and unfavorable Tempur product mix. These were partially offset by favorable brand mix, pricing and operational improvements. North America adjusted operating margin(2) declined 150 basis points as compared to the third quarter of 2017. The decline in adjusted operating margin(2) was primarily driven by the decline in adjusted gross margin(2).

International net sales increased 2.1% to $133.7 million as compared to $130.9 million in the third quarter of 2017. On a constant currency basis(2), International net sales increased 4.9% as compared to the third quarter of 2017. Gross margin was 53.0% as compared to 52.4% in the third quarter of 2017. GAAP operating margin was 19.3% as compared to 18.0% in the third quarter of 2017.

International net sales through the wholesale channel decreased $3.6 million to $107.3 million and net sales through the direct channel increased $6.4 million, or 32.0%, to $26.4 million as compared to the third quarter of 2017.

International gross margin improved 60 basis points as compared to gross margin for the third quarter of 2017. The improvement in gross margin was driven primarily by the change in classification of royalty income due to the adoption of new revenue recognition guidance and operational improvements. These were partially offset by unfavorable mix, foreign exchange and commodity cost inflation. International adjusted operating margin(2) improved 20 basis points as compared to the third quarter of 2017. The improvement was driven by favorable operating expense leverage and the improvement in gross margin, offset by the change in classification of royalty income due to the adoption of new revenue recognition guidance.

Corporate operating expense decreased to $23.0 million as compared to $25.9 million in the third quarter of 2017.

Balance Sheet

As of September 30, 2018, the Company reported $32.1 million in cash and cash equivalents and $1.7 billion in total debt, as compared to $41.1 million in cash and cash equivalents and $1.8 billion in total debt as of December 31, 2017.

Financial Guidance

The Company updated its financial guidance for 2018. For the full year 2018, the Company currently expects adjusted EBITDA(1) to range from $425 million to $435 million due to retailer credit issues, the under-performance of our International operations, primarily in Europe, and incremental commodity headwinds primarily related to tariffs which are not yet offset by the pricing actions announced for January 2019.

The Company also noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

(1) All amounts presented for 2017 reflect reclassifications to previously reported amounts to adjust for discontinued operations.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Adjusted EBITDA as used in connection with the Company's 2018 outlook is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile this forward-looking non-GAAP financial measure to GAAP net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income in 2018 but would not impact adjusted EBITDA. Such items may include restructuring activities, foreign currency exchange rates, income taxes (including the impact of the Tax Cuts and Jobs Act of 2017) and other items. The unavailable information could have a significant impact on the Company’s full year 2018 GAAP financial results.

Discontinued Operations

The Company completed an evaluation of its International operations and identified certain subsidiaries with low profitability and difficult operating environments with higher operational risk and volatility. As a result of this evaluation, the Company has decided to divest of the net assets of certain of these subsidiaries and enter into licensee relationships in those markets. Certain of the dispositions occurred during the three months ended September 30, 2018, with the remaining actions expected to be taken over the next several months. The Company has accounted for these subsidiaries as discontinued operations in its financial statements. These subsidiaries earned $6.4 million and $26.8 million in net sales for the three and nine months ended September 30, 2018, respectively. The Company expects to receive royalty payments from these licensee relationships in these markets in future years.

Please refer to Exhibit 99.2, furnished with the Current Report on Form 8-K, for a recast of selected financial information for 2017 and 2018, by quarter and year-to-date periods, adjusted for discontinued operations, which is provided for comparative purposes only.

Recent Changes to Revenue Recognition Accounting Standards

Due to a new revenue recognition standard adopted on January 1, 2018, the Company changed the classification of royalty income from a component of operating income to revenue. In the third quarter of 2018, adoption of this new standard increased North America wholesale net sales by $1.6 million and increased International wholesale net sales by $3.9 million, as compared to the same period in the prior year. There is no impact to reported operating income, net income, or EBITDA arising from this change in classification. Although these earnings measures did not change, net sales and gross margin increased compared to the same period in the prior year and operating margin was negatively impacted. Adoption of the new standard will continue to impact the Company's results and their comparability to the prior year period, in the fourth quarter of 2018.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, November 1, 2018, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted operating income, adjusted gross margin, adjusted operating margin, consolidated funded debt, and consolidated funded debt less qualified cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

(1) All amounts presented for 2017 reflect reclassifications to previously reported amounts to adjust for discontinued operations.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Forward-Looking Statements

This press release contains "forward-looking statements," within the meaning of the federal securities laws, which might include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "targets," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding adjusted EBITDA for 2018 and performance generally for 2018 and subsequent periods and the Company's expectations for product launches over the next few quarters, increasing sales growth, expanding direct to consumer business and ongoing productivity initiatives. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and debt level; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company's gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the effects of discontinued operations on the Company's operating results and future performance; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s wholesale channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; changes in demand for the Company's products by significant retailer customers; the Company’s ability to expand brand awareness; the Company's ability to expand distribution either through third parties or through direct sales; the Company’s ability to continuously improve and expand its product line and successfully roll out new products, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company's strategic priorities and business plan caused by abrupt changes in the Company's senior management team and Board of Directors.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2017. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Chg %	September 30,		Chg %
	2018	2017		2018	2017
Net sales	$729.5	$711.5	2.5%	$2,026.8	$2,069.2	(2.0)%
Cost of sales (1)	429.5	404.5		1,189.3	1,216.1
Gross profit	300.0	307.0	(2.3)%	837.5	853.1	(1.8)%
Selling and marketing expenses	145.9	152.0		444.6	451.4
General, administrative and other expenses	73.2	66.5		206.0	199.8
Customer termination charges, net (1)	—	—		—	14.4
Equity income in earnings of unconsolidated affiliates	(3.8)	(3.5)		(11.5)	(10.6)
Royalty income, net of royalty expense	—	(5.3)		—	(15.0)
Operating income	84.7	97.3	(12.9)%	198.4	213.1	(6.9)%

Other expense, net:
Interest expense, net	23.6	22.1		69.5	65.4
Other expense (income), net	1.4	1.0		(1.8)	(6.7)
Total other expense, net	25.0	23.1		67.7	58.7

Income from continuing operations before income taxes	59.7	74.2	(19.5)%	130.7	154.4	(15.3)%
Income tax provision	(15.6)	(21.0)		(34.4)	(46.5)
Income from continuing operations	44.1	53.2	(17.1)%	96.3	107.9	(10.8)%
Loss from discontinued operations, net of tax	(2.7)	(12.0)		(10.9)	(13.0)
Net income before non-controlling interest	41.4	41.2	0.5%	85.4	94.9	(10.0)%
Less: Net loss attributable to non-controlling interest	(0.9)	(3.4)		(2.8)	(8.1)
Net income attributable to Tempur Sealy International, Inc.	$42.3	$44.6	(5.2)%	$88.2	$103.0	(14.4)%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.83	$1.05		$1.82	$2.15
Loss per share for discontinued operations	(0.05)	(0.22)		(0.20)	(0.24)
Earnings per share	$0.78	$0.83	(6.0)%	$1.62	$1.91	(15.2)%

Diluted
Earnings per share for continuing operations	$0.82	$1.03		$1.80	$2.12
Loss per share for discontinued operations	(0.05)	(0.22)		(0.20)	(0.24)
Earnings per share	$0.77	$0.81	(4.9)%	$1.60	$1.89	(15.3)%

Weighted average common shares outstanding:
Basic	54.5	54.0		54.4	54.0
Diluted	55.1	54.9		55.0	54.6

Please refer to Footnotes at the end of this release.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2018	December 31, 2017
ASSETS	(Unaudited)

Current Assets:
Cash and cash equivalents	$32.1	$41.1
Accounts receivable, net	374.1	310.8
Inventories	220.5	179.1
Prepaid expenses and other current assets	243.3	63.4
Current assets of discontinued operations	7.6	13.0
Total Current Assets	877.6	607.4
Property, plant and equipment, net	421.0	433.5
Goodwill	726.5	732.7
Other intangible assets, net	657.0	667.1
Deferred income taxes	22.8	23.4
Other non-current assets	102.3	227.3
Non-current assets of discontinued operations	1.5	2.6
Total Assets	$2,808.7	$2,694.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$266.6	$228.3
Accrued expenses and other current liabilities	376.0	222.3
Income taxes payable	11.2	28.2
Current portion of long-term debt	73.0	72.4
Current liabilities of discontinued operations	6.9	25.7
Total Current Liabilities	733.7	576.9
Long-term debt, net	1,616.0	1,680.7
Deferred income taxes	121.7	114.3
Other non-current liabilities	126.7	206.1
Non-current liabilities of discontinued operations	1.1	1.3
Total Liabilities	2,599.2	2,579.3

Redeemable non-controlling interest	—	2.2

Total Stockholders' Equity	209.5	112.5
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$2,808.7	$2,694.0

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interest	$85.4	$94.9
Loss from discontinued operations, net of tax	10.9	13.0
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	65.2	60.1
Amortization of stock-based compensation	19.6	8.5
Amortization of deferred financing costs	1.8	1.6
Bad debt expense	9.7	9.0
Deferred income taxes	9.2	(17.1)
Dividends received from unconsolidated affiliates	13.0	8.7
Equity income in earnings of unconsolidated affiliates	(11.5)	(10.6)
Loss on disposal of assets	2.2	1.7
Foreign currency adjustments and other	(2.4)	(2.1)
Changes in operating assets and liabilities	(72.5)	48.9
Net cash provided by operating activities from continuing operations	130.6	216.6

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(55.8)	(43.1)
Other	0.3	0.9
Net cash used in investing activities from continuing operations	(55.5)	(42.2)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	863.0	985.9
Repayments of borrowings under long-term debt obligations	(922.7)	(1,124.7)
Proceeds from exercise of stock options	4.2	6.5
Treasury stock repurchased	(3.5)	(44.9)
Payment of deferred financing costs	—	(0.5)
Other	(4.7)	(2.9)
Net cash used in financing activities from continuing operations	(63.7)	(180.6)

Net cash provided by (used in) continuing operations	11.4	(6.2)

CASH USED IN DISCONTINUED OPERATIONS:
Operating cash flows, net	(17.6)	(14.1)
Investing cash flows, net	(0.2)	3.7
Financing cash flows, net	—	—
Net cash used in discontinued operations	(17.8)	(10.4)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2.1)	(7.3)
Decrease in cash and cash equivalents	(8.5)	(23.9)
CASH AND CASH EQUIVALENTS, beginning of period	41.9	65.7
CASH AND CASH EQUIVALENTS, end of period	33.4	41.8
LESS: CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	1.3	2.2
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	$32.1	$39.6

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended September 30, 2018 and 2017:

	Three Months Ended September 30,
(in millions)	Consolidated		North America		International
	2018	2017	2018	2017	2018	2017
Wholesale (a) (b)	$660.9	$658.2	$553.6	$547.3	$107.3	$110.9
Direct (c)	68.6	53.3	42.2	33.3	26.4	20.0
	$729.5	$711.5	$595.8	$580.6	$133.7	$130.9

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	Royalty income has been reclassified into the wholesale channel for 2018 due to the new revenue recognition standard adopted on January 1, 2018.
(c)	The Direct channel includes company-owned stores, e-commerce and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income and earnings per share as a measure of operating performance or an alternative to total debt. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income and operating income. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of GAAP net income to adjusted net income and a calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s GAAP net income to adjusted net income and a calculation of adjusted EPS for the three months ended September 30, 2018 and 2017:

Please refer to Footnotes at the end of this release.

	Three Months Ended
(in millions, except per share amounts)	September 30, 2018	September 30, 2017
GAAP net income	$42.3	$44.6
Loss from discontinued operations, net of tax (2)	2.7	12.0
Restructuring costs (3)	10.4	—
Supply chain transition costs (4)	4.5	—
Other costs (5)	—	3.0
Tax adjustments (6)	(3.8)	(4.0)
Adjusted net income	$56.1	$55.6

Adjusted earnings per common share, diluted	$1.02	$1.01

Diluted shares outstanding	55.1	54.9

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of GAAP gross profit and gross margin to adjusted gross profit and gross margin, respectively, and GAAP operating income (expense) and operating margin to adjusted operating income (expense) and operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the three months ended September 30, 2018:

	3Q 2018
(in millions, except percentages)	Consolidated	Margin	North America(7)	Margin	International(8)	Margin	Corporate
Net sales	$729.5		$595.8		$133.7		$—

Gross profit	$300.0	41.1%	$229.2	38.5%	$70.8	53.0%	$—
Adjustments	8.6		8.6		—		—
Adjusted gross profit	$308.6	42.3%	$237.8	39.9%	$70.8	53.0%	$—

Operating income (expense)	$84.7	11.6%	$81.9	13.7%	$25.8	19.3%	$(23.0)
Adjustments	13.1		12.7		0.4		—
Adjusted operating income (expense)	$97.8	13.4%	$94.6	15.9%	$26.2	19.6%	$(23.0)

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of the adjusted gross profit and operating income (expense) for the three months ended September 30, 2017:

	3Q 2017
(in millions, except percentages)	Consolidated	Margin	North America (9)	Margin	International (10)	Margin	Corporate
Net sales	$711.5		$580.6		$130.9		$—

Gross profit	$307.0	43.1%	$238.4	41.1%	$68.6	52.4%	$—
Adjustments	1.0		1.0		—		—
Adjusted gross profit	$308.0	43.3%	$239.4	41.2%	$68.6	52.4%	$—

Operating income (expense)	$97.3	13.7%	$99.7	17.2%	$23.5	18.0%	$(25.9)
Adjustments	3.0		1.1		1.9		—
Adjusted operating income (expense)	$100.3	14.1%	$100.8	17.4%	$25.4	19.4%	$(25.9)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Funded Debt Less Qualified Cash

The following reconciliations are provided below:

•	GAAP net income to EBITDA and adjusted EBITDA

•	Ratio of consolidated funded debt less qualified cash to adjusted EBITDA

•	Total debt to consolidated funded debt less qualified cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculations of EBITDA and adjusted EBITDA for the three months ended September 30, 2018 and 2017:

	Three Months Ended
(in millions)	September 30, 2018	September 30, 2017
GAAP net income	$42.3	$44.6
Interest expense, net	23.6	22.1
Income taxes	15.6	21.0
Depreciation and amortization	31.2	26.7
EBITDA	$112.7	$114.4
Adjustments:
Loss from discontinued operations, net of tax (2)	2.7	12.0
Restructuring costs (3)	7.8	—
Supply chain transition costs (4)	4.5	—
Other costs (5)	—	3.0
Adjusted EBITDA	$127.7	$129.4

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended September 30, 2018:

Trailing Twelve Months Ended
(in millions)	September 30, 2018
GAAP net income	$136.6
Interest expense, net	91.4
Income taxes	31.7
Depreciation and amortization	111.5
EBITDA	$371.2
Adjustments:
Loss from discontinued operations, net of tax (2)	28.8
Restructuring costs (11)	13.2
Supply chain transition costs (4)	4.5
Latin American subsidiary charges (12)	0.5
Other costs (13)	0.4
Adjusted EBITDA	$418.6

Consolidated funded debt less qualified cash	$1,695.8

Ratio of consolidated funded debt less qualified cash to adjusted EBITDA	4.05 times

Please refer to Footnotes at the end of this release.

Under the Company's senior secured credit agreement entered into during 2016 ("2016 Credit Agreement"), the definition of adjusted EBITDA contains certain restrictions that limit adjustments to GAAP net income when calculating adjusted EBITDA. For the twelve months ended September 30, 2018, the Company's adjustments to GAAP net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2016 Credit Agreement.

The ratio of adjusted EBITDA under the 2016 Credit Agreement to consolidated funded debt less qualified cash is 4.05 times for the trailing twelve months ended September 30, 2018. The 2016 Credit Agreement requires the Company to maintain a ratio of consolidated funded debt less qualified cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated funded debt less qualified cash as of September 30, 2018. "Consolidated funded debt" and "qualified cash" are terms used in the 2016 Credit Agreement for purposes of certain financial covenants.

(in millions)	September 30, 2018
Total debt, net	$1,689.0
Plus: Deferred financing costs (14)	8.1
Total debt	1,697.1
Plus: Letters of credit outstanding	23.1
Consolidated funded debt	$1,720.2
Less:
Domestic qualified cash (15)	12.8
Foreign qualified cash (15)	11.6
Consolidated funded debt less qualified cash	$1,695.8

Please refer to Footnotes at the end of this release.

Footnotes:

(1)
In the first quarter of 2017, the Company recorded $25.9 million of net charges related to the termination of the relationship with Mattress Firm. Cost of sales included $11.5 million of charges related to the write-off of customer-unique inventory and product obligations. Operating expenses included $14.4 million of net charges, which included a write-off of $17.2 million for customer incentives and marketing assets, $5.8 million of employee-related costs and $0.7 million of professional fees. These charges were offset by $9.3 million of benefit related to the change in estimate associated with performance-based stock compensation that is no longer probable of payout following the Mattress Firm termination.

(2)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2016 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(3)
In the third quarter of 2018, the Company recorded $10.4 million of restructuring costs. These costs included $10.0 million of charges associated with the operational alignment of a joint venture that was wholly acquired in the North America business segment, including $2.6 million of depreciation expense. Restructuring costs also included $0.4 million of operating expenses associated with International simplification efforts, including headcount reduction and professional fees.

(4)	In the third quarter of 2018, the Company recorded $4.5 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities.
(5)	In the third quarter of 2017, the Company recorded a total of $3.0 million in charges for hurricane-related costs and customer-related charges.
(6)	Tax adjustments represent adjustments associated with the aforementioned items and other discrete income tax events.
(7)
Adjustments for the North America segment represent $12.7 million of restructuring charges associated with the operational alignment of a joint venture that was wholly acquired and supply chain transition costs. Cost of sales included $4.9 million of restructuring charges related to the acquired joint venture and $3.7 million of supply chain transition costs. Operating expenses included $4.1 million of restructuring charges related to the acquired joint venture.

(8)	Adjustments to the International business segment represent $0.4 million of headcount reduction and professional fees related to International simplification efforts.
(9)	Adjustments for the North America business segment represent $1.1 million of hurricane-related costs, which the Company recorded primarily in cost of sales.
(10)	Adjustments to the International business segment represents $1.9 million of customer-related charges.
(11)
Restructuring costs represent $5.4 million and $7.8 million for the second and third quarters of 2018, respectively. These costs are related to the operational alignment of a wholly acquired joint venture in the North America business segment and International simplification efforts, including headcount reduction, professional fees and store closures.

(12)	In the fourth quarter of 2017, the Company incurred $0.5 million of legal charges associated with a Latin American subsidiary.
(13)	In the fourth quarter of 2017, the Company incurred $0.4 million in costs associated with an early lease termination.
(14)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(15)
Qualified cash as defined in the 2016 Credit Agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.